Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-197364

Pricing Supplement dated March 31, 2016 to the Product Prospectus Supplement MLN-ES-ETF-1 dated August 31, 2015 and Prospectus Dated July 28, 2014

The Toronto-Dominion Bank

$921,000

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a

Basket of Six Exchange-Traded Funds due October 5, 2020

The Toronto-Dominion Bank (“TD” or “we”) is offering the Principal at Risk Securities (the “Securities”) linked to an unequally-weighted basket (the “Reference Asset” or the “Basket”) of six exchange-traded funds described below. The Basket will consist of the SPDR® S&P 500® ETF Trust (the “SPY”) (50%), the iShares® Russell 2000 ETF (the “IWM”) (15%), the iShares® MSCI EAFE ETF (the “EFA”) (15%), the iShares® MSCI Emerging Markets ETF (the “EEM”) (10%), the PowerShares DB Commodity Index Tracking Fund (the “DBC”) (5%) and the Vanguard® REIT ETF (the “VNQ”) (5%) (each, a “Basket Component”).

The Securities provide a 150% leveraged positive return if the value of the Basket increases from the Initial Price to the Final Price, subject to the Maximum Redemption Amount. Investors will lose 1% of the Principal Amount of the Securities for each 1% decrease from the Initial Price to the Final Price of more than 20% and may lose up to 80% of the Principal Amount of the Securities. Any payments on the Securities are subject to our credit risk.

The Securities are unsecured and are not savings accounts or insured deposits of a bank. The Securities are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

The Securities will not be listed on any securities exchange.

The Payment at Maturity will be greater than the Principal Amount only if the Percentage Change is greater than zero. The Securities are not principal protected and investors may lose up to 80% of their investment in the Securities.

The Securities have complex features and investing in the Securities involves a number of risks. See “Additional Risk Factors” on page P-6 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement MLN-ES-ETF-1 dated August 31, 2015 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated July 28, 2014 (the “prospectus”).

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will deliver the Securities in book-entry only form through the facilities of The Depository Trust Company on April 5, 2016, against payment in immediately available funds.

Our estimated value of the Securities as of the Pricing Date, based on our internal pricing models, is $968.70 per Security, which is less than the public offering price. See “Additional Information Regarding Our Estimated Value of the Securities” beginning on page P-41 of this pricing supplement.

	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD
Per Security	$1,000.00	$17.50	$982.50
Total	$921,000.00	$16,117.50	$904,882.50

1 Certain dealers who purchase the Securities for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The price for investors purchasing the Securities in these accounts may be as low as $982.50 (98.25%) per $1,000 Principal Amount of the Securities.

2 The Agents will receive a commission of up to $17.50 (1.75%) per $1,000 Principal Amount of the Securities and will use a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Securities, or will offer the Securities directly to investors. The Agents may resell the Securities to other securities dealers at the Principal Amount less a concession not in excess of $15.00 per Security. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), an affiliate of Wells Fargo Securities, LLC (“Wells Fargo Securities”). The other dealers may forgo, in their sole discretion, some or all of their selling concessions. In addition to the selling concession allowed to WFA, Wells Fargo Securities will pay $0.75 per Security of the underwriting discount to WFA as a distribution expense fee for each Security sold by WFA. TD will reimburse TD Securities (USA) LLC (“TDS”) for certain expenses in connection with its role in the offer and sale of the Securities, and TD will pay TDS a fee in connection with its role in the offer and sale of the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-40 of this pricing supplement.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES

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Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Due October 5, 2020

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.

Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities
Type of Security:	Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside
Term:	4.5 years
Reference Asset:	An unequally-weighted basket (the “Reference Asset” or the “Basket”) of six exchange-traded funds (the “Basket Components”) described below. For the avoidance of doubt, references to the term “Reference Asset” in the product prospectus supplement MLN-ES-ETF-1 dated August 31, 2015 should be read to refer to a Basket Component where context so requires, including, without limitation, in the definitions of trading day, closing price and market disruption event and in the anti-dilution provisions under “General Terms of the Notes—Anti-Dilution Adjustments.”
Basket Components:
	Basket Components	Bloomberg Tickers	Component Weights	Initial Component Prices*
	SPDR® S&P 500® ETF Trust	SPY	50%	205.56
	iShares® Russell 2000 ETF	IWM	15%	110.62
	iShares® MSCI EAFE ETF	EFA	15%	57.13
	iShares® MSCI Emerging Markets ETF	EEM	10%	34.25
	PowerShares DB Commodity Index Tracking Fund	DBC	5%	13.29
	Vanguard® REIT ETF	VNQ	5%	83.80
	* The Initial Component Price for each Basket Component is its closing price on the Pricing Date.
CUSIP / ISIN:	89114QUX4 / US89114QUX41
Agents:	TD Securities (USA) LLC and Wells Fargo Securities, LLC (“Wells Fargo Securities”). The Agents may resell the Securities to other securities dealers, including securities dealers acting as custodians, at the Principal Amount of the Securities less a concession of not in excess of $15.00 per Security. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), an affiliate of Wells Fargo Securities. In addition to the concession allowed to WFA, Wells Fargo Securities will pay $0.75 per Security of the underwriting discount to WFA as a distribution expense fee for each Security sold by WFA.
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof.
Principal Amount:	$1,000 per Security
Pricing Date:	March 31, 2016
Issue Date:	April 5, 2016
Valuation Date:	September 28, 2020, subject to postponement for market disruption events and non-trading days, as described in “—Final Component Prices” below.

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Maturity Date:	October 5, 2020, subject to postponement for market disruption events and non-trading days, as described in “—Final Component Prices” below.
Payment at Maturity:

If the Percentage Change is positive, then the investor will receive an amount per $1,000 Principal Amount of the Securities equal to the lesser of:

(i) Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and

(ii) the Maximum Redemption Amount.

If the Percentage Change is less than or equal to 0% but greater than or equal to -20% (that is, the Percentage Change is between 0% and –20%), then the investor will receive only $1,000 per $1,000 Principal Amount of the Securities.

If the Percentage Change is less than -20% (that is, the Percentage Change is between –20% and -100%), then the investor will receive less than $1,000 per $1,000 Principal Amount of the Securities, calculated using the following formula:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

If the Final Price is less than Buffer Price, the investor will receive less, and possibly 80% less, than the Principal Amount of the Securities at maturity.

Leverage Factor:	150%
Maximum Redemption Amount:	145% of the Principal Amount (or $1,450 per $1,000 in Principal Amount). As a result, the maximum return on the Securities will be 45% of the Principal Amount of the Securities (assuming a public offering price of $1,000 per Security).
Buffer Percentage:	20%
Buffer Price:	80, which is 80% of the Initial Price
Percentage Change:	(Final Price – Initial Price) / Initial Price, expressed as a percentage
Initial Price:	100
Final Price:	100 × [1 + (the sum of the products of the Basket Component Return for each Basket Component multiplied by its Component Weight)].
Basket Component Return:	With respect to each Basket Component, (Final Component Price – Initial Component Price) / Initial Component Price.
Initial Component Price:	The closing price of a Basket Component on the Pricing Date, as listed above.

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Final Component Price:

The closing price of a Basket Component on the Valuation Date.

If the originally scheduled Valuation Date is not a trading day with respect to a Basket Component or a market disruption event with respect to a Basket Component occurs or is continuing on that day, the Final Component Price for that Basket Component will be its closing price on the first trading day for such Basket Component following the originally scheduled Valuation Date on which the Calculation Agent determines that a market disruption event does not occur or is not continuing. If a market disruption event with respect to such Basket Component occurs or is continuing on each trading day to and including the tenth trading day following the originally scheduled Valuation Date, the Final Component Price for that Basket Component will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day. For the avoidance of doubt, if the originally scheduled Valuation Date is a trading day and no market disruption event exists on that day with respect to a Basket Component, the determination of that Basket Component’s Final Component Price will be made on the originally scheduled Valuation Date, irrespective of the non-trading day status or the existence of a market disruption event with respect to any other Basket Component. For the definition of a market disruption event, see “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 of the accompanying product prospectus supplement. If the Valuation Date is postponed due to a market disruption event or non-trading day for any Basket Component, the Maturity Date will be postponed to the fifth Business Day after the final postponed Valuation Date.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.
U.S. Tax Treatment:	By purchasing a Security, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Security as a pre-paid cash-settled derivative contract in respect of the Reference Asset for U.S. federal income tax purposes. Based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities as pre-paid cash-settled derivative contracts in respect of the Reference Asset for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion below under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Securities.
Calculation Agent:	TD
Listing:	The Securities will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg, as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus).

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Investor Considerations

We have designed the Securities for investors who:

▪	seek 150% exposure to any upside performance of the Reference Asset if the Final Price is greater than the Initial Price, subject to the maximum return at maturity of 45% of the Principal Amount of the Securities, assuming a public offering price of $1,000 per Security;
▪	desire to limit downside exposure to the Reference Asset through the Buffer Percentage;
▪	understand that if the Final Price is less than the Initial Price by more than the Buffer Percentage, they will receive less, and possibly 80% less, than the Principal Amount of the Securities at maturity;
▪	understand the effect of the unequal weighting of the Basket Components on the Final Price;
▪	are willing to forgo interest payments on the securities and dividends on securities held by the Basket Components; and
▪	are willing to hold the Securities until maturity.

The Securities are not designed for, and may not be a suitable investment for, investors who:

▪	seek a liquid investment or are unable or unwilling to hold the Securities to maturity;
▪	are unwilling to accept the risk that the Final Price of the Reference Asset may decrease by more than the Buffer Percentage from the Initial Price;
▪	seek uncapped exposure to the upside performance of the Reference Asset;
▪	seek full return of the Principal Amount of the Securities at stated maturity;
▪	are unwilling to purchase Securities with an estimated value as of the Pricing Date, set forth on the cover page, that is lower than the public offering price;
▪	seek current income;
▪	are unwilling to accept the risk of exposure to the large and small capitalization segments of the U.S. equity market, the foreign equity markets, including the foreign emerging equity markets, the commodity markets and the real estate investment trust market;
▪	seek exposure to the Reference Asset but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the Securities;
▪	are unwilling to accept the credit risk of TD to obtain exposure to the Reference Asset generally, or to the exposure to the Reference Asset that the Securities provide specifically; or
▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

Additional Terms of Your Securities

You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement, relating to our Senior Debt Securities, of which these Securities are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Securities vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” on page P-6 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated July 28, 2014:
http://www.sec.gov/Archives/edgar/data/947263/000121465914005375/s723140424b5.htm
▪	Product Prospectus Supplement MLN-ES-ETF-1 dated August 31, 2015:

http://www.sec.gov/Archives/edgar/data/947263/000089109215007724/e65847_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries. Alternatively, The Toronto-Dominion Bank, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234.

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Additional Risk Factors

The Securities involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of the Securities. For additional information as to these risks, please see the product prospectus supplement and the prospectus.

You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Securities and the suitability of the Securities in light of their particular circumstances.

Principal at Risk.

Investors in the Securities could lose a substantial portion of their Principal Amount if there is a decline in the value of the Reference Asset. You will lose 1% of the Principal Amount of your Securities for each 1% that the Final Price is less than the Initial Price by more than the Buffer Percentage.

The Securities Do Not Pay Interest and Your Return May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.

There will be no periodic interest payments on the Securities as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD.

Your Return Will Be Limited by the Maximum Redemption Amount and May Be Lower Than the Return on a Direct Investment in the Reference Asset.

The opportunity to participate in the possible increases in the value of the Reference Asset through an investment in the Securities will be limited because the Payment at Maturity will not exceed the Maximum Redemption Amount. Furthermore, the effect of the Leverage Factor will be progressively reduced for all Final Prices exceeding the Final Price at which the Maximum Redemption Amount is reached.

Changes in the Prices of the Basket Components May Offset Each Other.

Movements in the prices of the Basket Components may not correlate with each other. At a time when the price of one or more of the Basket Components increases, the prices of one or more of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Final Price and the Payment at Maturity, increases in the price of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the prices of the other Basket Components. In addition, because the Basket Components are not equally weighted, and because one of the Basket Components has a 50% weighting, increases in the lower weighted Basket Components may be offset by even small decreases in the more heavily weighted Basket Components.

Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities.

Investors are dependent on TD’s ability to pay all amounts due on the Securities on the Maturity Date, and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Securities.

The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Securities will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

There May Not Be an Active Trading Market for the Securities — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange. The Agents and other affiliates of TD may make a market for the Securities; however, they are not required to do so. The Agents or any other affiliate of TD may stop any market-making activities at any time. Even if a secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Securities in any secondary market could be substantial.

If you sell your Securities before the Maturity Date, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

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You Will Not Have Any Rights to the Securities Held by the Basket Components.

As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities held by the Basket Components, or included in the indices underlying the Basket Components (each, an “Underlying Index” and together, the “Underlying Indices”), would have. The Final Price will not reflect any dividends paid on the securities held by the Basket Components or included in the Underlying Indices.

The Performance and Market Value of a Basket Component During Periods of Market Volatility May Not Correlate With the Performance of Its Applicable Underlying Index as Well as the Net Asset Value per Share of Such Basket Component.

During periods of market volatility, securities underlying a Basket Component may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of a Basket Component and the liquidity of a Basket Component may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Basket Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Basket Component. As a result, under these circumstances, the market value of shares of a Basket Component may vary substantially from the net asset value per share of such Basket Component. For all of the foregoing reasons, the performance of a Basket Component may not correlate with the performance of its applicable Underlying Index as well as the net asset value per share of a Basket Component, which could materially and adversely affect the value of the Basket and the value of the Securities in the secondary market and/or reduce your payment at maturity.

An Investment in the Securities Is Subject to Risks Associated with Non-U.S. Securities Markets.

Because foreign companies or foreign equity securities held by the EFA and the EEM are publicly traded in the applicable foreign countries and trade in currencies other than U.S. dollars, investments in the Securities involve particular risks. For example, the foreign securities markets may be more volatile and have less liquidity than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices outside the United States are subject to political, economic, financial, military and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of fluctuations in the rate of exchange between currencies and the possibility of outbreaks of hostility or political instability or adverse public health developments. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, trade surpluses, capital reinvestment, resources and self-sufficiency.

An Investment in the Securities Is Subject to Exchange Rate Risk.

The share prices of the EFA and the EEM will fluctuate based in large part upon their respective net asset values, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by these Basket Components are traded. Accordingly, investors in the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by these Basket Components are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the relevant Basket Components will be adversely affected and the price of the relevant Basket Components, and consequently, the value of the Basket and the market value of the Securities may decrease.

An Investment in the Securities Is Subject to Emerging Markets Risk.

The EEM includes companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The securities included in the EEM may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing price of the EEM which could, in turn, adversely affect the value of the Basket and, thus, the value of the Securities.

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An Investment in the Securities Is Subject to Risks Associated with Small-Capitalization Stocks.

The Underlying Index of the IWM consists of stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the share price of the IWM may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

An Investment in the Securities Is Subject to Risks Associated with Fluctuations in the Price of the Commodity Futures Contracts and Other Assets Included in the Underlying Index of the DBC.

The DBC attempts to mirror, as closely as possible, before fees and expenses, the changes (positive or negative) in the level of its Underlying Index, which is an index consisting of exchange-traded futures contracts on 14 specific commodities. The price of the DBC relates directly to the value of its portfolio of futures contracts, less the DBC’s liabilities (including estimated accrued but unpaid expenses). The price of the commodities underlying the futures contracts may fluctuate widely.

Several factors may affect the prices of the commodities and the futures contracts included in the DBC’s Underlying Index, including, but not limited to:

▪	global supply and demand of each commodity, which may be influenced by such factors as forward selling by the various commodities producers, purchases made by the commodities producers to unwind their hedge positions and production and cost levels in the major markets for each of the 14 commodities;
▪	domestic and foreign interest rates and investors’ expectations concerning interest rates;
▪	domestic and foreign inflation rates and investors’ expectations concerning inflation rates;
▪	investment and trading activities of mutual funds, hedge funds and commodity funds; and
▪	global or regional political, economic or financial events and situations.

Fewer Representative Commodities May Result in Greater Volatility, Which Could Adversely Affect the DBC.

The futures contracts in the DBC’s Underlying Index (and therefore held by the DBC) are contracts on 14 commodities: Light Sweet Crude Oil, Heating Oil, RBOB Gasoline, Natural Gas, Brent Crude, Gold, Silver, Aluminum, Zinc, Copper Grade A, Corn, Wheat, Soybeans and Sugar. Accordingly, the DBC’s Underlying Index (and therefore the DBC) is concentrated in terms of the number and types of commodities represented. You should be aware that other commodities indexes are more diversified in terms of both the number and variety of commodities included. In addition, the DBC’s Underlying Index (and therefore the DBC) is not production weighted on a current basis, and may therefore underrepresent the current global commodities market. Concentration in fewer commodities may result in a greater degree of volatility in shares of the DBC under specific market conditions and over time. In addition, futures contracts have a high degree of price variability and are subject to occasional rapid and substantial changes. If some or all of the futures contracts held by the DBC experience such volatility, the price of the DBC and therefore the value of the Basket could be adversely affected.

Futures Contracts Are Not Assets with Intrinsic Value.

Trading in futures transfers the risk of future price movements from one market participant to another. This means that for every gain, there is an equal and offsetting loss. Futures contracts themselves are not assets with intrinsic value, and simply reflect, in the case of cash-settled contracts, certain rights to payment or obligations to make payments to the other party to the contract, and in the case of physically-settled contracts, such as the futures contracts underlying the Underlying Index of the DBC, an agreement to make or take delivery of a particular asset at a specified price. Accordingly, market participants taking the opposite side of the relevant futures contract trades may believe that the price of the underlying commodities will move against the interests of the Underlying Index of the DBC (and therefore the DBC).

Trading on Commodity Exchanges outside the United States Is Not Subject to U.S. Regulation.

Some of the DBC’s trading is expected to be conducted on commodity exchanges outside the United States. Trading on such exchanges is not regulated by any U.S. governmental agency and may involve certain risks not applicable to trading on U.S. exchanges, including different or diminished investor protections. In trading contracts denominated in currencies other than U.S. dollars, shares are subject to the risk of adverse exchange-rate movements between the dollar and the functional currencies of such contracts. The shares could incur substantial losses from trading on foreign exchanges to which they would not have otherwise been subject had the DBC’s trading been limited to U.S. markets. Aluminum, Zinc, Copper Grade A and Brent Crude are the current commodity contracts that are traded on foreign exchanges.

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“Backwardation” or “Contango” in the Market Prices of the Commodities Contracts Will Affect the Price of the DBC.

As the futures contracts that underlie the Underlying Index of the DBC near expiration, they are replaced by similar contracts that have a later expiration. This process is referred to as “rolling.” The difference in the prices of the contracts that are sold and the new contracts for more distant delivery that are purchased is called “roll yield.” If the expiring futures contract included in the index is “rolled” into a less expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “backwardation.” In this case, the effect of the roll yield on the level of the DBC’s Underlying Index will be positive because it costs less to replace the expiring futures contract. Historically, the prices of Light Sweet Crude Oil and Heating Oil have frequently traded in “backwardation.” However, backwardation will likely not exist in these markets at all times. The absence of backwardation in Light Sweet Crude Oil and Heating Oil will adversely affect the value of the DBC’s Underlying Index and, accordingly, decrease the price of the DBC and negatively affect the Basket.

Conversely, certain of the commodities contracts underlying the DBC’s Underlying Index historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. Contango in certain of the commodities will adversely affect the value of the DBC’s Underlying Index and, accordingly, decrease the price of the DBC and negatively affect the Basket.

The Valuation of the Futures Contracts May Not Be Consistent with Other Measures of Value for the Index Commodities.

The value of each futures contract included in the DBC will reflect the exchange closing price as quoted on the relevant exchange. Such values will not necessarily be consistent with other valuations of the index commodities, such as futures contracts on different exchanges or with different delivery points or with different maturities.

The Level of the DBC and the Value of the Securities May Be Affected by Currency Exchange Fluctuations.

The market prices for the index commodities are currently quoted in U.S. dollars. As a result, appreciation of the U.S. dollar will increase the relative cost of the index commodities for foreign consumers, thereby reducing demand for the index commodities and affecting the market price of the index commodities. As a result, the level of the DBC and an investment in the Securities may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies. In recent years, rates of exchange between the U.S. dollar and various foreign currencies have been highly volatile and this volatility may continue in the future. However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the Securities.

Changes in Exchange Methodology or Changes in Law or Regulations May Affect the Value of the Securities Prior to Maturity and the Amount You Receive at Maturity.

The value of a futures contract included in the DBC is determined by reference to the exchange closing price of such futures contract as determined by the applicable exchange. An exchange may from to time change any rule or bylaw or take emergency action under its rules, any of which could affect the exchange closing price of a futures contract. Any such change that causes a decrease in such exchange closing price could adversely affect the level of the DBC and the value of the Securities. Moreover, the applicable exchange may increase margin requirements, which could adversely affect exchange closing prices of the futures contracts. In addition, prices of the index commodities and futures contracts included in the DBC could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any such event could adversely affect the level of the DBC and could adversely affect the value of the Securities.

Possible Regulatory Changes Could Adversely Affect the Return on and Value of Your Securities.

U.S. regulatory agencies have recently enacted new rules and are currently considering the enactment of additional, related new rules that may substantially affect the regulation of the commodity and futures markets. Although the final form of many new rules has not yet been determined and many finalized new rules have not yet been fully implemented, it is likely that such rules will limit the ability of market participants to participate in the commodity and futures market to the extent and at the levels that they have in the past and may have the effect of reducing liquidity in these markets and changing the structure of the markets in other ways. In addition, these regulatory changes will likely increase the level of regulation of markets and market participants and the costs of participating in the commodity and futures markets. These changes could impact the level and volatility of the DBC, which could in turn adversely affect the return on and the value of the Securities.

Since the DBC Is Based on Futures Contracts, Its Performance May Differ from the Performance of the Spot Prices of the Index Commodities.

The price of a futures contract on a commodity reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of the commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing the commodity for the length of the futures contract, interest costs related to financing the purchase of the commodity and expectations of supply and demand for the commodity. There is typically some deviation between changes in the price of a futures contract and changes in the spot price of the relevant commodity. In some cases, the performance of a futures contract on a commodity can deviate significantly from the spot price performance of the commodity, especially over longer periods of time. As a result, the performance of the DBC may differ from, and be less favorable than, the spot price return of the index commodities.

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An Investment in the Securities Will Be Subject to Risks Associated with the Real Estate Industry.

The VNQ, because it is concentrated in Real Estate Investment Trusts (“REITs”), may be more susceptible to any single economic, market, political or regulatory occurrence affecting the real estate industry. Investment in the real estate industry is subject to many of the same risks associated with the direct ownership of real estate such as: the availability of financing for real estate; employment levels and job growth; interest rates; leverage, property, management and liquidity risks; consumer confidence; the availability of suitable undeveloped land; federal, state and local laws and regulations concerning the development of land construction; home and commercial real estate sales; financing and environmental protection; and competition among companies which engage in the real estate business.

Risks Associated with Real Estate Investment Trusts Will Affect the Value of the Securities.

The VNQ owns securities of REITs. REITs invest primarily in income producing real estate or real estate related loans or interests. Investments in REITs are not direct investments in real estate; however, they are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the Basket: a decline in the value of real estate properties; extended vacancies of properties; increases in property and operating taxes; increased competition or overbuilding; a lack of available mortgage funds or other limits on accessing capital; tenant bankruptcies and other credit problems; limitations on rents, including decreases in market rates for rents; changes in zoning laws and governmental regulations; costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems; investments in developments that are not completed or that are subject to delays in completion; risks associated with borrowing; changes in interest rates; casualty and condemnation losses; and uninsured damages from floods, earthquakes or other natural disasters.

Changes That Affect the Underlying Indices Will Affect the Market Value of the Securities and the Amount You Will Receive at Maturity.

We have no control of the actions of the index sponsors, including any actions of the type that would affect the composition of the Underlying Indices, and therefore, the prices of the Basket Components. The index sponsors have no obligation of any sort with respect to the Securities. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities.

Adjustments to the Basket Components Could Adversely Affect the Securities.

The investment advisor of each Basket Component is responsible for calculating and maintaining the relevant Basket Component. Each investment advisor can add, delete or substitute the stocks or other assets comprising the applicable Basket Component. Each investment advisor may make other methodological changes that could change the price of the applicable Basket Component at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Securities.

We Have No Affiliation with the Index Sponsors or the Investment Advisors and Will Not Be Responsible for Any Actions Taken by the Index Sponsors or the Investment Advisors.

The index sponsors of the Underlying Indices and the investment advisors of the Basket Components are not affiliates of ours and will not be involved in the offering of the Securities in any way. Consequently, we have no control over the actions of the index sponsors or the investment advisors, including any actions of the type that would require the Calculation Agent to adjust the payment to you at maturity. The index sponsors and the investment advisors have no obligation of any sort with respect to the Securities. Thus, index sponsors and the investment advisors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities. None of our proceeds from the issuance of the Securities will be delivered to the index sponsors or the investment advisors.

We and Our Affiliates Do Not Have Any Affiliation with the Index Sponsors or the Investment Advisors and Are Not Responsible for Their Public Disclosure of Information.

We have no ability to control or predict the actions of the index sponsors of the Underlying Indices or the investment advisors of the Basket Components, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the Underlying Indices or the Basket Components. The index sponsors and the investment advisors are not involved in the Securities in any way and have no obligation to consider your interests as an owner of the Securities in taking any actions relating to the Underlying Indices or the Basket Components that might affect the value of the Securities. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the index sponsors, the investment advisors, the Underlying Indices or the Basket Components contained in any public disclosure of information. You, as an investor in the Securities, should make your own investigation into the Underlying Indices and the Basket Components.

Each Basket Component and the Applicable Underlying Index Are Different and the Performance of a Basket Component May Not Correlate With That of Its Applicable Underlying Index.

The performance of the Basket Components may not exactly replicate the performance of their respective Underlying Indices because the Basket Components will reflect transaction costs and fees that are not included in the calculation of the Underlying Indices. It is also possible that a Basket Component may not fully replicate or may in certain circumstances diverge significantly from the performance of its applicable Underlying Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such Basket Component, differences in trading hours between such Basket Component and its Underlying Index or due to other circumstances. In addition, because the shares of each Basket Component are traded on a securities exchange and are subject to market supply and investor demand, the value of a share of a Basket Component

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may differ from the net asset value per share of such Basket Component. The Basket Components generally use a “representative sampling” strategy to achieve their investment objectives, meaning they generally will invest in a sample of securities in the applicable Underlying Index whose risk, return and other characteristics generally resemble the risk return and other characteristics of such Underlying Index as a whole. A “representative sampling” strategy generally can be expected to produce a greater tracking error.

The Estimated Value of Your Securities Is Lower Than the Public Offering Price of Your Securities.

The estimated value of your Securities on the Pricing Date is lower than the public offering price of your Securities. The difference between the public offering price of your Securities and the estimated value of the Securities is a result of certain factors, such as any sales commissions paid to the Agents or their affiliates, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.

The Estimated Value of Your Securities Might Have Been Lower if Such Estimated Value Had Been Based on the Levels at Which Our Debt Securities Trade in the Secondary Market.

The estimated value of your Securities on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

The Estimated Value of the Securities Is Based on Our Internal Pricing Models (or Pricing Models of Third Parties), Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.

The estimated value of your Securities on the Pricing Date is based on our internal pricing models or upon third-party hedge transactions we may enter into in connection with the Securities, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models, or the pricing models of third parties, may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Public Offering Price of Your Securities and May Be Lower Than the Estimated Value of Your Securities.

The estimated value of the Securities is not a prediction of the prices at which the Agents, other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the public offering price of your Securities. As a result, the price, at which the Agents, other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market May Not Be Indicative of Future Prices of Your Securities.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Securities in the secondary market (if the Agents make a market in the Securities, which they are not obligated to do) may exceed our estimated value of the Securities on the Pricing Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which the Agents may initially buy or sell the Securities in the secondary market may not be indicative of future prices of your Securities.

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Market Disruption Events and Adjustments.

The Payment at Maturity and the Valuation Date are subject to postponement as described herein and in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and “Summary” above.

The Antidilution Adjustments That the Calculation Agent Is Required to Make Do Not Cover Every Event That Could Affect the Basket Components.

The Calculation Agent will adjust the Final Component Prices for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Basket Components, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement. The Calculation Agent will not be required to make an adjustment for every corporate event that may affect the Basket Components. Those events or other actions by the investment advisors of the Basket Components or a third party may nevertheless adversely affect the prices of the Basket Components, and adversely affect the value of your Securities.

Significant Aspects of the Tax Treatment of the Securities Are Uncertain.

The U.S. tax treatment of the Securities is uncertain. Please read carefully the section entitled “Tax Consequences—United States Taxation” in the prospectus, the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement, and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your own tax situation.

For a more complete discussion of the Canadian federal income tax consequences of investing in the Securities, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.” If you are not a Non-resident Holder (as that term is defined in the prospectus) or if you acquire the Securities in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Securities and receiving the payments that might be due under the Securities.

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Hypothetical Returns

The examples, table and graph set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Price or the value of the Basket on any trading day prior to the Maturity Date. All examples, the table and the graph are based on the Initial Price of 100, the Buffer Percentage of 20% (the Buffer Price is 80% of the Initial Price), the Leverage Factor of 150%, the Maximum Redemption Amount of 145.00% of the Principal Amount of the Securities and assume that a holder purchased Securities with an aggregate Principal Amount and public offering price of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive and the Payment at Maturity is less than the Maximum Redemption Amount.
	SPY	IWM	EFA	EEM	DBC	VNQ
Basket Component Return	30%	0%	-20%	-10%	-10%	-10%
Component Weight	50%	15%	15%	10%	5%	5%
Based on the Basket Component Returns set forth above, the hypothetical Final Price would equal: 100 × [1 + (30% x 50%) + (0% x 15%) + (-20% x 15%) + (-10% x 10%) + (-10% x 5%) + (-10% x 5%)] = 110
Percentage Change:	(110 – 100) / 100 = 10%
Payment at Maturity:	$1,000 + ($1,000 x 10% x 150%) = $1,000 + $150 = $1,150.00

On a $1,000 investment, a 10% Percentage Change results in a Payment at Maturity of $1,150.00, a 15.00% return on the Securities.

In this example, due to the relatively higher weight of the SPY, the Percentage Change is positive despite the zero or negative Basket Component Return of each other Basket Component.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive and the Payment at Maturity equals the Maximum Redemption Amount.
	SPY	IWM	EFA	EEM	DBC	VNQ
Basket Component Return	40%	37%	50%	40%	20%	39%
Component Weight	50%	15%	15%	10%	5%	5%
Based on the Basket Component Returns set forth above, the hypothetical Final Price would equal: 100 × [1 + (40% x 50%) + (37% x 15%) + (50% x 15%) + (40% x 10%) + (20% x 5%) + (39% x 5%)] = 140
Percentage Change:	(140 – 100) / 100 = 40%
Payment at Maturity:	$1,450.00

On a $1,000 investment, a 40% Percentage Change results in a Payment at Maturity equal to the Maximum Redemption Amount, a 45.00% return on the Securities, because that amount is less than $1,600.00 ($1,000 + ($1,000 x 40% x 150%)).

In addition to limiting your return on the Securities, the Maximum Redemption Amount limits the positive effect of the Leverage Factor. If the Final Price is greater than the Initial Price, you will participate in the performance of the Reference Asset at a rate of 150% up to a certain point. However, the effect of the Leverage Factor will be progressively reduced for Final Prices that are greater than 30.00% of the Initial Price (based on the Maximum Redemption Amount of 145.00% or $1,450.00 per $1,000 Principal Amount of the Securities) since your return on the Securities for any Final Price greater than 30.00% of the Initial Price will be limited to the Maximum Redemption Amount.

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Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but greater than or equal to -20%).
	SPY	IWM	EFA	EEM	DBC	VNQ
Basket Component Return	-20%	0%	-10%	-8%	-5%	-9%
Component Weight	50%	15%	15%	10%	5%	5%
Based on the Basket Component Returns set forth above, the hypothetical Final Price would equal: 100 × [1 + (-20% x 50%) + (0% x 15%) + (-10% x 15%) + (-8% x 10%) + (-5% x 5%) + (-9% x 5%)] = 87
Percentage Change:	(87 – 100) / 100 = -13%
Payment at Maturity:	At maturity, if the Percentage Change is negative BUT greater than or equal to -20%, then the Payment at Maturity will equal the Principal Amount.
On a $1,000 investment, a -13% Percentage Change results in a Payment at Maturity of $1,000.00, a 0.00% return on the Securities.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is less than -20%.
	SPY	IWM	EFA	EEM	DBC	VNQ
Basket Component Return	-75%	5%	8%	2%	4%	3%
Component Weight	50%	15%	15%	10%	5%	5%
Based on the Basket Component Returns set forth above, the hypothetical Final Price would equal: 100 × [1 + (-75% x 50%) + (5% x 15%) + (8% x 15%) + (2% x 10%) + (4% x 5%) + (3% x 5%)] = 65
Percentage Change:	(65 – 100) / 100 = -35%
Payment at Maturity:	$1,000 + [$1,000 x (-35% + 20%)] = $1,000 - $150 = $850.00

On a $1,000 investment, a -35% Percentage Change results in a Payment at Maturity of $850.00, a
-15.00% return on the Securities.

In this example, due to the relatively higher weight of the SPY, the Percentage Change is negative despite the positive Basket Component Return of each other Basket Component.

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The following table and graph show the return profile for the Securities at the Maturity Date, assuming that the investor purchased the Securities on the Pricing Date and held the Securities until the Maturity Date. The returns illustrated in the following table are not estimates or forecasts of the Percentage Change or the return on the Securities. Neither TD nor either Agent is predicting or guaranteeing any gain or particular return on the Securities.

Hypothetical Final Price	Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Securities[1] (%)
200.00	100.00%	$1,450.00	45.00%
175.00	75.00%	$1,450.00	45.00%
150.00	50.00%	$1,450.00	45.00%
140.00	40.00%	$1,450.00	45.00%
130.00	30.00%	$1,450.00	45.00%
120.00	20.00%	$1,300.00	30.00%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,075.00	7.50%
102.50	2.50%	$1,037.50	3.75%
100.00[2]	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$900.00	-10.00%
60.00	-40.00%	$800.00	-20.00%
50.00	-50.00%	$700.00	-30.00%
25.00	-75.00%	$450.00	-55.00%
0.00	-100.00%	$200.00	-80.00%

1 The “return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the difference between the Payment at Maturity per $1,000 Principal Amount and $1,000.

2 The Initial Price is set to 100 on the Pricing Date.

* These calculations are hypothetical and should not be taken as an indication of the future performance of the Basket Components or the Basket as measured from the Pricing Date. We cannot give you assurance that the performance of the Basket Components will result in any positive return on your initial investment.

* The graph above represents a hypothetical payout profile for the Securities. The 45 degree dotted line represents the hypothetical Percentage Change of the Reference Asset and the solid line represents the hypothetical return on the Securities for a given Percentage Change in the Reference Asset.

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Determining the Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per Security (the Payment at Maturity) calculated as follows:

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Information Regarding the Basket

While actual historical information on the Basket will not exist before the Pricing Date, the following graph sets forth the hypothetical daily performance of the Basket from January 2, 2008 through March 31, 2016. The graph is based upon actual daily historical closing prices of the Basket Components and a hypothetical Basket level of 100.00 as of January 2, 2008.

The dotted line on the graph presents the Buffer Price of 80.00, which is equal to 80% of the Initial Price of 100. We obtained the information regarding the historical performance of the Basket Components used in calculating the graph below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The hypothetical performance of the Basket should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Basket. We cannot give you assurance that the performance of the Basket will result in any positive return on your initial investment.

Hypothetical Percentage Change and Basket Component Returns

If the Pricing Date had been January 2, 2008 and the Valuation Date had been March 31, 2016 (the term spanned by the graph above), the Percentage Change of the Basket would have been 19.83%. This results from calculating hypothetical Basket Component Returns as follows:*

	SPY	IWM	EFA	EEM	DBC	VNQ
Hypothetical Initial Component Price	$144.86	$75.12	$78.22	$49.27	$32.44	$61.28
Hypothetical Final Component Price	$205.56	$110.62	$57.13	$34.25	$13.29	$83.80
Hypothetical Basket Component Return†	41.90%	47.26%	-26.96%	-30.49%	-59.03%	36.75%
Component Weight	50%	15%	15%	10%	5%	5%

† Calculated as (Hypothetical Final Component Price - Hypothetical Initial Component Price) / Hypothetical Initial Component Price

Hypothetical Final Price = 100 × [1 + (41.90% x 50%) + (47.26% x 15%) + (-26.96% x 15%) + (-30.49% x 10%) + (-59.03% x 5%) + (36.75% x 5%)] = 119.83

Hypothetical Percentage Change = (119.83 – 100) / 100 = 19.83%

* These calculations are hypothetical and should not be taken as an indication of the future performance of the Basket Components or the Basket as measured from the actual Pricing Date. Additionally, the hypothetical examples and graph above reflect the performance of the hypothetical Basket, and do not reflect or incorporate any terms of the Security. We cannot give you assurance that the performance of the Basket Components will result in any positive return on your initial investment.

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Information Regarding the Basket Components

All information contained in this pricing supplement regarding the Basket Components including, without limitation, their make-up, method of calculation and changes in their components and their historical closing prices, is derived from publicly available information prepared by the investment advisors of the Basket Components. Such information reflects the policies of, and is subject to change by, such investment advisors. The investment advisors own the copyrights and all rights to the Basket Components. The investment advisors are under no obligation to continue to publish, and may discontinue publication of, the Basket Components. The consequences of the investment advisors discontinuing or modifying the Basket Components are described in the section of the product prospectus supplement entitled “General Terms of the Notes—Discontinuance of or Material Change to an ETF.”

The Basket Components are calculated and maintained by the investment advisors. Neither we nor Wells Fargo Securities has participated in the preparation of such documents or made any due diligence inquiry with respect to the Basket Components or investment advisors in connection with the offering of the Securities. In connection with the offering of the Securities, neither we nor Wells Fargo Securities makes any representation that such publicly available information regarding the Basket Components or the investment advisors is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the offering of the Securities (including events that would affect the accuracy or completeness of the publicly available information described in this pricing supplement) that would affect the value of the Basket or have been publicly disclosed. Subsequent disclosure of any such events could affect the value received at maturity and therefore the market value of the Securities.

We, Wells Fargo Securities or our respective affiliates may presently or from time to time engage in business with one or more of the issuers of the stocks held by the Basket Components without regard to your interests, including extending loans to or entering into loans with, or making equity investments in, one or more of such issuers or providing advisory services to one or more of such issuers, such as merger and acquisition advisory services. In the course of business, we, Wells Fargo Securities or our respective affiliates may acquire non-public information about one or more of such issuers and none of us, Wells Fargo Securities or our respective affiliates undertake to disclose any such information to you. In addition, we, Wells Fargo Securities or our respective affiliates from time to time have published and in the future may publish research reports with respect to such issuers. These research reports may or may not recommend that investors buy or hold the securities of such issuers. As a prospective purchaser of the Securities, you should undertake an independent investigation of the Basket Components and of the issuers of the stocks held by the Basket Components to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in the Securities.

We are not incorporating by reference the websites of the investment advisors of the Basket Components or any material they include into this pricing supplement. In this pricing supplement, unless the context requires otherwise, references to the Basket Components will include any successor funds to the Basket Components and references to the investment advisors will include any successors thereto.

The graphs and tables below set forth the information relating to the historical closing prices of the Basket Components. We obtained the information regarding the historical performance of the Basket Components in the graphs and tables below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Basket Components should not be taken as an indication of their future performance, and no assurance can be given as to the Final Component Price of any Basket Component. We cannot give you assurance that the performance of the Basket Components will result in any positive return on your initial investment.

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The SPDR® S&P 500® ETF Trust

For information concerning the SPY and the risk factors attributable to the SPY, please consult filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Investment Company Act of 1940, as amended (the “Investment Company Act”), which can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively. The shares of the SPY trade on the NYSE Arca under the symbol “SPY.”

Investment Objective and Strategy

The SPY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index (the “SPX”). To maintain the correspondence between the composition and weightings of stocks held by the SPY and component stocks of the SPX, the SPY adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.

The SPY utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the SPX. The SPY seeks to invest in substantially all of the securities that comprise the SPX. The SPY typically earns income from dividends from securities held by the SPY. These amounts, net of expenses and taxes (if applicable), are passed along to the SPY’s shareholders as “ordinary income.” In addition, the SPY realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the component return of the SPY will be calculated based only on the share price of the SPY, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the SPY or any equivalent payments.

The S&P 500® Index

The information below is included only to give insight to the SPX, the performance of which the SPY attempts to reflect. The return on your Securities is linked to the performance of a basket that includes the SPY, and not to the performance of the SPX.

All disclosures contained in this pricing supplement regarding the SPX, including, without limitation, its make up, methods of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices, LLC. S&P Dow Jones Indices, LLC, which owns the copyright and all other rights to the SPX, has no obligation to continue to publish, and may discontinue publication of, the SPX.

The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

S&P Dow Jones Indices LLC chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P Dow Jones Indices LLC uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P Dow Jones Indices LLC include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company.

S&P Dow Jones Indices LLC calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the SPX. Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the SPX while a second listed share class line of the same company is excluded.

Computation of the S&P 500® Index

While S&P Dow Jones Indices LLC currently employs the following methodology to calculate the SPX, no assurance can be given that S&P Dow Jones Indices LLC will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P Dow Jones Indices LLC began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. S&P Dow Jones Indices LLC’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual

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person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P Dow Jones Indices LLC would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P Dow Jones Indices LLC would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. For companies with multiple classes of stock, S&P Dow Jones Indices LLC calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% due to a company’s acquisition of another company in the SPX are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

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Historical Information for the SPY

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$144.94	$127.90	$131.89
June 30, 2008	$143.08	$127.69	$128.04
September 30, 2008	$130.70	$111.38	$116.54
December 31, 2008	$116.00	$75.95	$90.33
March 31, 2009	$93.44	$68.11	$79.44
June 30, 2009	$95.09	$81.00	$91.92
September 30, 2009	$107.33	$87.95	$105.56
December 31, 2009	$112.67	$102.54	$111.44
March 31, 2010	$117.40	$105.87	$116.99
June 30, 2010	$121.79	$103.22	$103.22
September 30, 2010	$114.79	$102.20	$114.12
December 31, 2010	$125.92	$113.75	$125.78
March 31, 2011	$134.57	$126.21	$132.51
June 30, 2011	$136.54	$126.81	$131.97
September 30, 2011	$135.46	$112.26	$113.17
December 30, 2011	$128.68	$109.93	$125.50
March 30, 2012	$141.61	$127.49	$140.72

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 29, 2012	$141.79	$128.10	$136.27
September 28, 2012	$147.24	$133.51	$143.93
December 31, 2012	$146.27	$135.70	$142.52
March 28, 2013	$156.73	$145.53	$156.55
June 28, 2013	$167.11	$154.14	$160.01
September 30, 2013	$173.14	$161.16	$168.10
December 31, 2013	$184.67	$165.48	$184.67
March 31, 2014	$188.26	$174.15	$187.04
June 30, 2014	$196.48	$181.48	$195.72
September 30, 2014	$201.82	$190.99	$197.02
December 31, 2014	$208.72	$186.27	$205.50
March 31, 2015	$211.99	$198.97	$206.43
June 30, 2015	$213.50	$205.42	$205.85
September 30, 2015	$212.59	$187.27	$191.63
December 31, 2015	$211.00	$192.13	$203.89
March 31, 2016	$206.10	$183.03	$205.56

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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The iShares® RUSSELL 2000 ETF (“IWM”), iShares® MSCI EAFE ETF (“EFA”) and iShares® MSCI Emerging Market ETF (“EEM”)

“iShares®” and “BlackRock” are registered trademarks of BlackRock, Inc. or its subsidiaries. iShares consists of numerous separate investment portfolios, including the IWM, the EFA and the EEM (the “iShare Funds”). Each iShare fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its related Underlying Index. Each iShares Fund typically earns income from dividends from securities that it holds. These amounts, net of expenses and taxes (if applicable), are passed along to the iShare Fund’s shareholders as “ordinary income.” In addition, each iShare Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the securities are linked only to the share price of the iShare Funds, you will not be entitled to receive income, dividend, or capital gain distributions from the iShare Funds or any equivalent payments.

For information concerning the IWM, the EFA and the EEM and the risk factors attributable to the IWM, the EFA and the EEM, please consult filings with the SEC under the Exchange Act and the Investment Company Act, which can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this pricing supplement.

The shares of the IWM, the EFA and the EEM trade on the NYSE Arca under the symbols “IWM,” “EFA” and “EEM,” respectively.

iShares® Russell 2000 ETF

Investment Objective and Strategy

The IWM seeks to track the investment results of the Russell 2000® Index (the “RTY”), which measures the performance of the small- capitalization sector of the U.S. equity market.

The return on your Securities is linked to the performance of the IWM, and not to the performance of the RTY on which the IWM is based. Although the IWM seeks results that correspond generally to the performance of the RTY, the IWM follows a strategy of “representative sampling,” which means the IWM’s holdings do not identically correspond to the holdings and weightings of the RTY, and may significantly diverge from the RTY. Although the IWM generally invests at least 90% of its assets in some of the same securities as those contained in the RTY and in depositary receipts representing the same securities as those contained in the RTY, it does not hold all of the securities underlying the RTY and may invest the remainder in securities that are not contained in the RTY, or in other types of investments. Currently, the IWM holds substantially fewer securities than the RTY. Additionally, when the IWM purchases securities not held by the RTY, the IWM may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the Russell Index components are not exposed. Therefore, the IWM will not directly track the performance of the RTY and there may be significant variation between the performance of the IWM and the RTY.

Representative Sampling

BFA, the investment advisor, uses a representative sampling strategy to track the RTY. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the RTY. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the RTY. Funds may or may not hold all of the securities that are included in the RTY.

Correlation

The index is a theoretical financial calculation, while the IWM is an actual investment portfolio. The performance of the IWM and its RTY will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the IWM’s portfolio and the RTY resulting from legal restrictions (such as diversification requirements that apply to the IWM but not to the RTY) or representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The IWM, using representative sampling, can be expected to have a greater tracking error than a IWM using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its RTY in approximately the same proportions as in the RTY.

Russell 2000® Index

The information below is included only to give insight to the RTY, the performance of which the IWM attempts to reflect. The return on your Securities is linked to the performance of a basket that includes the IWM, and not to the performance of the RTY.

We have derived all information contained in this pricing supplement regarding the RTY, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg Financial Markets. The information reflects the policies of, and is subject to change by Russell. Russell has no obligation to continue to publish, and may discontinue publication of, the RTY.

Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 31, 1984 and calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by Russell without regard to the securities.

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Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the RTY must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Business development companies, exchange traded funds and mutual funds are also excluded.

Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

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The iShares® MSCI EAFE ETF

Investment Objective and Strategy

The EFA seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities of large- and mid-capitalization companies in developed markets excluding the U.S. and Canada, as represented by the underlying index. The EFA’s investment objective and the MSCI EAFE Index (“MXEA”) may be changed at any time without shareholder approval.

The return on your Securities is linked to the performance of the EFA, and not to the performance of the MXEA on which the EFA is based. Although the EFA seeks results that correspond generally to the performance of the MXEA, the EFA follows a strategy of “representative sampling,” which means the EFA’s holdings do not identically correspond to the holdings and weightings of the underlying index, and may significantly diverge from the MXEA. Although the EFA generally invests at least 90% of its assets in some of the same securities as those contained in the MXEA and in depositary receipts representing the same securities as those contained in the MXEA, it does not hold all of the securities underlying the MXEA and may invest the remainder in securities that are not contained in the MXEA, or in other types of investments. Currently, the EFA holds substantially fewer securities than the MXEA. Additionally, when the EFA purchases securities not held by the MXEA, the EFA may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the MXEA components are not exposed. Therefore, the EFA will not directly track the performance of the underlying index and there may be significant variation between the performance of the EFA and the MXEA.

Representative Sampling

BFA uses a representative sampling strategy to track the underlying index. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the MXEA. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MXEA. Funds may or may not hold all of the securities that are included in the MXEA.

Correlation

The index is a theoretical financial calculation, while the EFA is an actual investment portfolio. The performance of the EFA and the underlying index will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EFA’s portfolio and the underlying index resulting from legal restrictions (such as diversification requirements that apply to the EFA but not to the underlying index) or representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The EFA, using representative sampling, can be expected to have a greater tracking error than a fund using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

The MSCI EAFE Index

The information below is included only to give insight to the MXEA, the performance of which the EFA attempts to reflect. The return on your Securities is linked to the performance of a basket that includes the EFA, and not to the performance of the MXEA.

We have derived all information contained in this pricing supplement regarding the MXEA, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg Financial Markets. The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MXEA.

The MXEA is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MXEA is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an Initial Price of 100. The MXEA is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MXEA currently consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

The MXEA is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices discussed above under “The MSCI International Equity Indices.”

The MSCI International Equity Indices

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

▪	defining the equity universe;
▪	determining the market investable equity universe for each market;
▪	determining market capitalization size segments for each market;
▪	applying index continuity rules for the MSCI Standard Index;
▪	creating style segments within each size segment within each market; and
▪	classifying securities under the Global Industry Classification Standard (the “GICS”).

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Defining the Equity Universe. The equity universe is defined by:

▪	Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.
▪	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

MSCI has announced that, effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) will become eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. As of the November 2015 semi-annual index review, the following countries are foreign listings eligible: Argentina, Bahrain, China, Hong Kong, Israel, Kazakhstan, Mauritius, Netherlands, Peru and Ukraine.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

▪	Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.
▪	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.
▪	DM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM.
▪	Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.
▪	Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the MXEF or at least three months before the implementation of a semi-annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size-based indices:

▪	Investable Market Index (Large + Mid + Small);
▪	Standard Index (Large + Mid);
▪	Large Cap Index;
▪	Mid Cap Index; or
▪	Small Cap Index.

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Creating the size segment indices in each market involves the following steps:

▪	defining the market coverage target range for each size segment;
▪	determining the global minimum size range for each size segment;
▪	determining the market size-segment cutoffs and associated segment number of companies;
▪	assigning companies to the size segments; and
▪	applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability, and low index turnover. In particular, index maintenance involves:

(i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

▪	updating the indices on the basis of a fully refreshed equity universe;
▪	taking buffer rules into consideration for migration of securities across size and style segments; and
▪	updating FIFs and Number of Shares (“NOS”).

(ii) Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

▪	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the MXEF;
▪	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
▪	reflecting the impact of significant market events on FIFs and updating NOS.

(iii) Ongoing Event-Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

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The iShares® MSCI Emerging Market ETF

Investment Objective and Strategy

The EEM seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index (the “MXEF”). The EEM’s investment objective and the MXEF may be changed at any time without shareholder approval.

The return on your Securities is linked to the performance of a basket that includes the EEM, and not to the performance of the MXEF on which the EEM is based. Although the EEM seeks results that correspond generally to the performance of the MXEF, the EEM follows a strategy of “representative sampling,” which means the EEM’s holdings do not identically correspond to the holdings and weightings of the MXEF, and may significantly diverge from the MXEF. Although the EEM generally invests at least 90% of its assets in some of the same securities as those contained in the MXEF and in depositary receipts representing the same securities as those contained in the MXEF, it does not hold all of the securities underlying the MXEF and may invest the remainder in securities that are not contained in the MXEF, or in other types of investments. Currently, the EEM holds substantially fewer securities than the MXEF. Additionally, when the EEM purchases securities not held by the MXEF, the EEM may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the MXEF components are not exposed. Therefore, the EEM will not directly track the performance of the MXEF and there may be significant variation between the performance of the EEM and the MXEF on which it is based.

Representative Sampling

BFA uses a representative sampling strategy to track the MXEF. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the MXEF. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MXEF. Funds may or may not hold all of the securities that are included in the underlying index.

Correlation

The MXEF is a theoretical financial calculation, while the EEM is an actual investment portfolio. The performance of the EEM and the MXEF will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EEM’s portfolio and the MXEF resulting from legal restrictions (such as diversification requirements that apply to the EEM but not to the MXEF) or representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The EEM, using representative sampling, can be expected to have a greater tracking error than a fund using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

The MSCI Emerging Markets Index

The information below is included only to give insight to the MXEF, the performance of which the EEM attempts to reflect. The return on your Securities is linked to the performance of a basket that includes the EEM and not to the performance of the MXEF.

The MXEF is a stock index calculated, published and disseminated daily by MSCI through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The MXEF is intended to measure equity market performance in the global emerging markets. The index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an Initial Price of 100. The index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MXEF currently consists of the following 23 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Greece, Egypt, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates.

The MXEF is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

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Historical Information for the IWM

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$75.12	$64.30	$68.51
June 30, 2008	$76.17	$68.47	$69.03
September 30, 2008	$75.20	$65.50	$68.39
December 31, 2008	$67.02	$38.58	$49.27
March 31, 2009	$51.27	$34.36	$41.94
June 30, 2009	$53.19	$42.82	$50.96
September 30, 2009	$62.02	$47.87	$60.23
December 31, 2009	$63.36	$56.22	$62.26
March 31, 2010	$69.25	$58.68	$67.81
June 30, 2010	$74.14	$61.08	$61.08
September 30, 2010	$67.67	$59.04	$67.47
December 31, 2010	$79.22	$66.94	$78.23
March 31, 2011	$84.17	$77.18	$84.17
June 30, 2011	$86.37	$77.77	$82.80
September 30, 2011	$85.65	$64.25	$64.25
December 30, 2011	$76.45	$60.97	$73.69
March 30, 2012	$84.41	$74.56	$82.85

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 29, 2012	$83.79	$73.64	$79.65
September 28, 2012	$86.40	$76.68	$83.46
December 31, 2012	$84.69	$76.88	$84.29
March 28, 2013	$94.80	$86.65	$94.26
June 28, 2013	$99.51	$89.58	$97.16
September 30, 2013	$107.10	$98.08	$106.62
December 31, 2013	$115.31	$103.67	$115.31
March 31, 2014	$119.83	$108.64	$116.34
June 30, 2014	$118.81	$108.88	$118.81
September 30, 2014	$120.02	$109.35	$109.35
December 31, 2014	$121.08	$104.30	$119.67
March 31, 2015	$126.03	$114.69	$124.35
June 30, 2015	$129.01	$120.85	$124.86
September 30, 2015	$126.31	$107.53	$109.20
December 31, 2015	$119.85	$109.01	$112.51
March 31, 2016	$110.62	$94.80	$110.62

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Historical Information for the EFA

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$78.35	$68.31	$71.90
June 30, 2008	$78.52	$68.10	$68.70
September 30, 2008	$68.04	$53.08	$56.30
December 31, 2008	$55.88	$35.71	$44.87
March 31, 2009	$45.44	$31.69	$37.59
June 30, 2009	$49.04	$38.57	$45.81
September 30, 2009	$55.81	$43.91	$54.70
December 31, 2009	$57.28	$52.66	$55.30
March 31, 2010	$57.96	$50.45	$56.00
June 30, 2010	$58.03	$46.29	$46.51
September 30, 2010	$55.42	$47.09	$54.92
December 31, 2010	$59.46	$54.25	$58.23
March 31, 2011	$61.91	$55.31	$60.09
June 30, 2011	$63.87	$57.10	$60.14
September 30, 2011	$60.80	$46.66	$47.75
December 30, 2011	$55.57	$46.45	$49.53
March 30, 2012	$55.80	$49.15	$54.90

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 29, 2012	$55.51	$46.55	$49.96
September 28, 2012	$55.15	$47.62	$53.00
December 31, 2012	$56.88	$51.96	$56.82
March 28, 2013	$59.89	$56.90	$58.98
June 28, 2013	$63.53	$57.03	$57.38
September 30, 2013	$65.05	$57.55	$63.79
December 31, 2013	$67.06	$62.71	$67.06
March 31, 2014	$68.03	$62.31	$67.17
June 30, 2014	$70.67	$66.26	$68.37
September 30, 2014	$69.25	$64.12	$64.12
December 31, 2014	$64.51	$59.53	$60.84
March 31, 2015	$65.99	$58.48	$64.17
June 30, 2015	$68.42	$63.49	$63.49
September 30, 2015	$65.46	$56.25	$57.32
December 31, 2015	$62.06	$57.50	$58.75
March 31, 2016	$57.80	$51.38	$57.13

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Historical Information for the EEM

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$50.37	$42.17	$44.79
June 30, 2008	$51.70	$44.43	$45.19
September 30, 2008	$44.43	$31.33	$34.53
December 31, 2008	$33.90	$18.22	$24.97
March 31, 2009	$27.09	$19.94	$24.81
June 30, 2009	$34.64	$25.65	$32.23
September 30, 2009	$39.29	$30.75	$38.91
December 31, 2009	$42.07	$37.56	$41.50
March 31, 2010	$43.22	$36.83	$42.12
June 30, 2010	$43.98	$36.16	$37.32
September 30, 2010	$44.77	$37.59	$44.77
December 31, 2010	$48.58	$44.77	$47.62
March 31, 2011	$48.69	$44.63	$48.69
June 30, 2011	$50.21	$45.50	$47.60
September 30, 2011	$48.46	$34.95	$35.07
December 30, 2011	$42.80	$34.36	$37.94
March 30, 2012	$44.76	$38.23	$42.94

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 29, 2012	$43.54	$36.68	$39.19
September 28, 2012	$42.37	$37.42	$41.32
December 31, 2012	$44.35	$40.14	$44.35
March 28, 2013	$45.20	$41.80	$42.78
June 28, 2013	$44.23	$36.63	$38.57
September 30, 2013	$43.29	$37.34	$40.77
December 31, 2013	$43.66	$40.44	$41.77
March 31, 2014	$40.99	$37.09	$40.99
June 30, 2014	$43.95	$40.82	$43.23
September 30, 2014	$45.85	$41.56	$41.56
December 31, 2014	$42.44	$37.73	$39.29
March 31, 2015	$41.07	$37.92	$40.13
June 30, 2015	$44.09	$39.04	$39.62
September 30, 2015	$39.78	$31.32	$32.78
December 31, 2015	$36.29	$31.55	$32.19
March 31, 2016	$34.28	$28.25	$34.25

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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The PowerShares DB Commodity Index Tracking Fund

For information regarding the DBC and the risk factors attributable to the DBC, please consult filings with the SEC under the Exchange Act and the Investment Company Act, which can be located by reference to SEC file numbers 333-180878 and 001-32726, respectively. The shares of the DBC trade on the NYSE Arca under the symbol “DBC.”

Composition of the DB Commodity Index Tracking Fund

The DBC is organized as a Delaware statutory trust. The shares of the DBC represent units of fractional undivided beneficial interest in and ownership of the fund.

Wilmington Trust Company, a Delaware trust company, is the sole trustee of the DBC, and PowerShares Capital Management LLC (“Invesco PowerShares”) serves as the manager, commodity pool operator and commodity trading advisor of the fund. The Wilmington Trust Company has delegated to the manager certain of the power and authority to manage the business and affairs of the fund and has only nominal duties and liabilities to the fund.

Invesco PowerShares has been registered with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator since January 1, 2013 and as a commodity trading advisor since October 1, 2014 and has been a member of the National Futures Association (“NFA”) since January 1, 2013. The registration of Invesco PowerShares with the CFTC and its membership in the NFA must not be taken as an indication that either the CFTC or the NFA has recommended or approved Invesco PowerShares or the DBC.

The shareholders take no part in the management or control, and have no voice in the operations or the business of the DBC. Shareholders, may, however, remove and replace Invesco PowerShares as the manager of the fund, and may amend the trust declaration, except in certain limited respects, by the affirmative vote of a majority of the outstanding shares then owned by shareholders (as opposed to by Invesco PowerShares and its affiliates). The owners of a majority of the outstanding shares then owned by shareholders may also compel dissolution of DBC.

Investment Objective

The DBC seeks to track changes, whether positive or negative, in the level of the DBIQ Optimum Yield Diversified Commodity Index (the “DBIQ Index”), over time, plus the excess, if any, of the DBC’s interest income from its holdings of U.S. Treasury and other high credit quality short-term fixed income securities over the expenses of the fund. The DBC is managed to maintain correspondence between the composition and weightings of the index commodities comprising the DBIQ Index and the investments of the fund. Invesco PowerShares adjusts the portfolio from time-to-time to conform to periodic changes in the identity and/or relative weighting of the index commodities. Invesco PowerShares aggregates certain of the adjustments and makes changes to the portfolio at least monthly or more frequently in the case of significant changes to the DBIQ Index.

Correlation

The value of the shares of the DBC fluctuates in relation to changes in the value of the DBC’s portfolio. The market price of the shares of the DBC may not be identical to the net asset value per share.

The performance of the fund and the index may vary due to, among other things, market disruptions affecting the commodity contracts, position limits on the index commodity, the fund’s operating expenses (including management fees) and costs the fund incurs in buying and selling the commodity contracts and other securities. The DBC seeks to track the excess return version of the index (ticker “DBLCDBCE”). Because the fund collateralizes its futures positions with positions in 3-month U.S. Treasuries, when providing performance data, PowerShares displays the results of the total return version of the index (ticker “DBLCDBCT”) for comparison.

The DBIQ Optimum Yield Diversified Commodity Index

The information below is included only to give insight to the DBIQ Index, the performance of which the DBC attempts to reflect. The return on your Securities is linked of a basket that includes the DBC and not to the performance of the DBIQ Index.

The DBIQ Index is intended to reflect the market value, positive or negative, of certain commodities. The index commodities are light sweet crude oil, heating oil, RBOB (reformulated gasoline blendstock for oxygen blending) gasoline, natural gas, Brent crude oil, gold, silver, aluminum, zinc, copper grade A, corn, wheat, soybeans, and sugar. The DBIQ Index is composed of notional amounts of each of the index commodities. The notional amounts of each index commodity included in the index are broadly in proportion to the levels of the world’s production and supplies of the index commodities at the index’s base date of September 3, 1997. The sponsor of the index is Deutsche Bank Securities Inc.

The DBIQ Index is calculated on an excess return, or unfunded basis. The futures contract price for each index commodity will be the exchange closing prices for such index commodity on each weekday when banks in New York, New York are open, or index business days. If a weekday is not a trading day on the relevant exchange for a particular commodity but is an index business day, the exchange closing price from the previous index business day will be used for each index commodity. The closing level of the index is calculated by the index sponsor based on the closing price of the futures contracts for each of the index commodities and the notional amount of such index commodity. The composition of the index may be adjusted in the event that the index sponsor is not able to calculate the closing prices of the index commodities.

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The index calculation is expressed as the weighted average return of the index commodities. The DBIQ Index is re-weighted on an annual basis on the sixth index business day of each November, to ensure that each of the index commodities is weighted in the same proportion that such index commodities were weighted on September 3, 1997, which serves as the base date for the index, on which date the closing level was 100. The following table reflects the index base weights of each index commodity on the base date:

Index Commodity	Index Base Weight
Light Crude	12.38%
Heating Oil	12.38%
RBOB Gasoline	12.38%
Natural Gas	5.50%
Brent Crude	12.38%
Gold	8.00%
Silver	2.00%
Aluminum	4.17%
Zinc	4.17%
Copper Grade A	4.17%
Corn	5.63%
Wheat	5.63%
Soybeans	5.63%
Sugar	5.63%
Closing Level on Base Date:	100.00%

The index commodities are traded on the following futures exchanges:

Exchange	Commodities
New York Mercantile Exchange	Light Sweet Crude Oil, Heating Oil, RBOB Gasoline and Natural Gas
ICE Futures Europe	Brent Crude
Commodity Exchange Inc., New York	Gold and Silver
The London Metal Exchange Limited	Aluminum, Zinc and Copper
Grade A Board of Trade of the City of Chicago Inc.	Corn, Wheat and Soybeans
ICE Futures U.S., Inc.	Sugar

The DBIQ Index includes provisions for the replacement of futures contracts as they approach maturity. This replacement takes place over a period of time in order to lessen the impact on the market for the futures contracts being replaced. With respect to each index commodity, the fund employs a rule-based approach when it ‘rolls’ from one futures contract to another. Rather than select a new futures contract based on a predetermined schedule (e.g., monthly), each index commodity rolls to the futures contract which generates the best possible “implied roll yield” (as determined by the index sponsor). The futures contract with a delivery month within the next thirteen months which generates the best possible implied roll yield will be included in the index. As a result, each index commodity is able to potentially maximize the roll benefits in backward-dated markets and minimize the losses from rolling in contangoed markets.

Contract Selection

On the first New York business day of each month, each index commodity futures contract will be tested in order to determine whether to continue including it in the DBIQ Index. If the index commodity futures contract requires delivery of the underlying commodity in the next month, known as the delivery month, a new index commodity futures contract will be selected for inclusion in the index. For each index commodity in the index, the new index commodity futures contract selected will be the index commodity futures contract with the best possible implied roll yield (as determined by the index sponsor) based on the closing price for each eligible index commodity futures contract. Eligible index commodity futures contracts are any index commodity futures contracts having a delivery month no sooner than the month after the delivery month of the index commodity futures contract currently in the index, and no later than the thirteenth month after the testing date. For example, if the first New York business day is May 1, 2015 and the delivery month of an index commodity futures contract currently in the index is therefore June 2015, the delivery month of an eligible new index commodity

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futures contract must be between July 2015 and July 2016. The implied roll yield is then calculated and the futures contract on the index commodity with the best possible implied roll yield is then selected. If two futures contracts have the same implied roll yield, the futures contract with the minimum number of months prior to the delivery month is selected.

Monthly Index Roll Period

After the futures contract selection, the monthly roll for each index commodity subject to a roll in that particular month unwinds the old futures contract and enters a position in the new futures contract. This takes place between the second and sixth index business day of the month. On each day during the roll period, new notional holdings are calculated. The calculations for the old index commodities that are leaving the index and the new index commodities are then calculated. On all days that are not monthly index roll days, the notional holding of each index commodity future remains constant.

Interruption of Index Calculation

Calculation of the index may not be possible or feasible under certain events or circumstances, including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance, that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects the index or any index commodity. Upon the occurrence of such force majeure events, the index sponsor may, in its discretion, elect one (or more) of the following options:

•	make such determinations and/or adjustments to the terms of the index as it considers appropriate to determine any closing level on any such appropriate index business day; and/or
•	defer publication of the information relating to the index until the next index business day on which it determines that no force majeure event exists; and/or
•	permanently cancel publication of the information relating to the index.

Additionally, calculation of the index may also be disrupted by an event that would require the index sponsor to calculate the closing price in respect of the relevant index commodity on an alternative basis were such event to occur or exist on a day that is a trading day for such index commodity on the relevant exchange. If such an index disruption event in relation to an index commodity as described in the prior sentence occurs and continues for a period of five successive trading days for such index commodity on the relevant exchange, the index sponsor will, in its discretion, either

•	continue to calculate the relevant closing price for a further period of five successive trading days for such index commodity on the relevant exchange; or
•	if such period extends beyond the five successive trading days, the index sponsor may elect to replace the exchange traded instrument with respect to a specific index commodity and shall make all necessary adjustments to the methodology and calculation of the index as it deems appropriate.

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Historical Information for the DBC

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$38.90	$30.73	$35.87
June 30, 2008	$45.56	$35.65	$44.90
September 30, 2008	$46.38	$32.39	$33.83
December 31, 2008	$33.05	$19.69	$21.19
March 31, 2009	$22.74	$18.15	$20.00
June 30, 2009	$24.19	$19.44	$22.62
September 30, 2009	$23.95	$20.74	$22.06
December 31, 2009	$24.84	$21.70	$24.62
March 31, 2010	$25.72	$22.38	$23.52
June 30, 2010	$24.70	$21.25	$21.57
September 30, 2010	$24.11	$21.20	$24.11
December 31, 2010	$27.58	$24.08	$27.58
March 31, 2011	$30.51	$27.13	$30.51
June 30, 2011	$31.92	$28.25	$28.96
September 30, 2011	$30.83	$25.73	$25.73
December 30, 2011	$28.54	$25.57	$26.84
March 30, 2012	$29.78	$27.29	$28.78

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 29, 2012	$29.17	$24.15	$25.75
September 28, 2012	$29.73	$25.70	$28.68
December 31, 2012	$28.95	$27.14	$27.78
March 28, 2013	$28.59	$26.84	$27.31
June 28, 2013	$27.31	$25.13	$25.13
September 30, 2013	$27.02	$25.29	$25.76
December 31, 2013	$26.29	$25.09	$25.65
March 31, 2014	$26.49	$24.70	$26.13
June 30, 2014	$26.92	$25.74	$26.58
September 30, 2014	$26.50	$23.22	$23.22
December 31, 2014	$23.14	$18.45	$18.45
March 31, 2015	$18.31	$16.81	$17.07
June 30, 2015	$18.46	$17.26	$18.00
September 30, 2015	$17.78	$14.41	$15.15
December 31, 2015	$15.76	$13.13	$13.36
March 31, 2016	$13.72	$11.88	$13.29

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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The Vanguard® REIT ETF

For information regarding the VNQ and the risk factors attributable to the VNQ, please consult filings with the SEC under the Exchange Act and the Investment Company Act, which can be located by reference to SEC file numbers 002-88116 and 811-03916, respectively. The Vanguard REIT ETF is listed on the NYSE Arca, Inc. under the ticker symbol “VNQ.”

Principal Investment Strategy

The VNQ is issued by Vanguard Specialized Funds, a registered open-end management investment company. The VNQ employs an indexing investment approach designed to track the performance of the MSCI US REIT Index (the “RMZ”). The RMZ is composed of stocks of publicly traded equity real estate investment trusts (known as REITs). The VNQ attempts to replicate the RMZ by investing all, or substantially all, of its assets in the stocks that make up the RMZ, holding each stock in approximately the same proportion as its weighting in the RMZ.

The VNQ may invest in foreign securities to the extent necessary to carry out its investment strategy of holding all, or substantially all, of the stocks that make up the RMZ. In addition to investing in common stocks of REITs, the VNQ may make other kinds of investments to achieve its objective.

Correlation

The VNQ attempts to track the investment performance of a RMZ, which measures the performance of publicly traded equity REITs. The VNQ attempts to hold each stock contained in the RMZ in roughly the same proportion as represented in the index itself.

The MSCI US REIT Index

The information below is included only to give insight to the RMZ, the performance of which the VNQ attempts to reflect. The return on your Securities is linked to the performance of a basket that includes the VNQ, and not to the performance of the RMZ.

We obtained all information contained in this pricing supplement regarding the RMZ, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI, Inc., the index sponsor (“MSCI”). MSCI has no obligation to continue to publish, and may discontinue publication of, the RMZ at any time. Neither we nor our affiliates has independently verified the accuracy or completeness of any information with respect to the RMZ in connection with the offer and sale of the Securities.

The RMZ is a free float-adjusted market capitalization index compiled by MSCI that aims to represent the performance of the equity REIT investment universe in the United States. The RMZ consists of REIT securities that belong to the MSCI USA Investable Market Index, and covers approximately 85% of the US REIT universe.

Constructing the MSCI US REIT Index

MSCI undertakes an index construction process, which involves: (i) defining the US Equity Universe and the investable market segment, (ii) defining REITs and the RMZ eligible REITs, (iii) free float-adjusting constituent weights, and (iv) screening securities for investability.

Defining the US Equity Universe and the Investable Market Segment

MSCI includes in the eligible US equity universe all listed equity securities of US incorporated companies listed on the New York Stock Exchange, NYSE Arca, NYSE MKT, and the NASDAQ, except investment trusts (other than REITs), preferred REITs, mutual funds, equity derivatives, limited partnerships, limited liability companies and business trusts that are structured to be taxed as limited partnerships, and royalty trusts. When appropriate, some non-US incorporated companies may also be considered for inclusion in the MSCI US equity universe based on an analysis and interpretation of a number of factors. Some of these factors include the company’s main equity trading markets, shareholder base, and geographical distribution of operations (in terms of assets and production).

MSCI segregates the eligible US equity universe into three market capitalization segments:

•	the investable market segment,
•	the micro cap segment, and
•	the lower micro cap segment.

The investable market segment includes all eligible securities with reasonable size, liquidity, and investability that can cost effectively be represented in institutional and pooled retail portfolios of reasonable size. The investment performance characteristics of this investable market segment is represented and measured by the MSCI USA Investable Market Index.

The MSCI USA Investable Market Index is an aggregation of the MSCI US Large Cap 300, Mid Cap 450, and Small Cap 1750 Indices, which together comprise the 2,500 largest companies by full market capitalization in the investable market segment.

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Defining REITs and the MSCI US REIT Index Eligible REITs

(i) Defining REITs: A real estate investment trust, or REIT, is a company that in most cases owns and operates income-producing real estate assets. Some REITs provide loans to the owners and operators of real estate. To qualify as a REIT under the Internal Revenue Code of 1986, as amended, a REIT is required to distribute at least 90% of its taxable income to shareholders annually and receive at least 75% of that income from rents, mortgages, and sales of property.

(ii) Sub-Industry Classification of REIT Securities: MSCI classifies REITs securities into one of the seven REIT Sub-Industries within the Global Industry Classification Standard (“GICS”) structure. The REIT Sub-Industries are part of the Real Estate Industry, Real Estate Industry Group, and the Financials Sector. The seven REIT Sub-Industries aim to represent REITs with the following property type profiles:

•	Diversified REITs
•	Industrial REITs
•	Mortgage REITs
•	Office REITs
•	Residential REITs
•	Retail REITs
•	Specialized REITs

(iii) Identifying Eligible REITs: A REIT is eligible for inclusion in the RMZ if it is included in the MSCI USA Investable Market Index, with the exception of:

•	REITs classified in the Mortgage REITs Sub-Industry, and
•	REITs classified in the Specialized REITs Sub-Industry that do not generate a majority of their revenue and income from real estate rental and related leasing operations.

Companies classified under the GICS Real Estate Management & Development Sub-Industry are not eligible for inclusion in the RMZ.

Free Float-Adjusting Constituent Weights

The market capitalization of the RMZ constituents are adjusted for free float in order to reflect the availability of shares from the perspective of US domestic investors. MSCI free float-adjusts the market capitalization of each security using an adjustment factor, referred to as the Domestic Inclusion Factor (“DIF”).

MSCI defines the domestic free float of a security as the proportion of shares outstanding that are deemed available for purchase in the public equity markets by US domestic investors. Therefore, domestic free float excludes strategic investments in a company, such as stakes held by federal, state, and local governments and their agencies, controlling shareholders, and their families, the company’s management, or another company. No foreign ownership limit is applied in the domestic free float calculation.

Screening Securities for Investability

The assessment of a security’s investability is determined by applying the following investability screens. A security must pass all the screens in order to be considered for inclusion in the MSCI USA Investable Market Index. Given that the MSCI USA REIT Index is a sub-set of the MSCI USA Investable Market Index, constituents of the RMZ must also pass all the investability screens.

(i)	Liquidity: Based on the stock price (securities with stock prices above $5,000 fail the liquidity screening) and a relative liquidity measure known as the Annualized Traded Value Ratio (“ATVR”). Securities that belong to the top 99.5% of the cumulative security full market capitalization of the US equity universe in descending order of ATVR, after excluding those securities trading above $5,000, are eligible for inclusion in the MSCI USA Investable Market Index.

(ii)	Length of Trading: A seasoning period of at least three calendar months is required for all new issues of small companies at the time of the eligible US equity universe creation.

(iii)	Company and Security Free Float: Securities of companies with an overall and/or security free float of less than 15% across all share classes are generally not eligible for inclusion.

(iv)	Relative Security Free Float-Adjusted Market Capitalization: In general, all securities that are considered for inclusion in the MSCI USA Investable Market Index should have a free float-adjusted security market capitalization representing at least 10% of the company full market capitalization.

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Index Maintenance

The RMZ is fully reviewed on a semi-annual basis, at the end of May and November (“Semi-Annual Index Review”), and partially reviewed at the end of February and August (“Quarterly Index Review”). In addition, consistent with the index methodology employed in maintaining MSCI equity indices, MSCI reflects corporate events in the indices as they occur.

(i)	Semi-Annual Index Review

The Semi-Annual Index Review involves a comprehensive review of the MSCI USA Investable Market Index, and consequently of the RMZ. During the review, changes in the investability of constituents and non-constituents are also assessed.

During each Semi-Annual Index Review, a new US equity universe is identified and companies and their securities are assigned to the appropriate market capitalization index. As such, constituents of the RMZ migrating out of the MSCI USA Investable Market Index will be deleted from the RMZ. In contrast, eligible equity REITs migrating to the MSCI USA Investable Market Index will be added to the RMZ.

Semi-Annual Index Reviews may also result in changes in DIFs or updates in number of shares. During the May Semi-Annual Index Review, a detailed review is conducted of the shareholder information used to estimate free float for constituent and non-constituent securities. The review is comprehensive, covering all aspects of shareholder information.

(ii)	Quarterly Index Review. Quarterly Index Reviews may result in changes in DIFs or updates in number of shares. There are no new additions to or deletions from the RMZ at the Quarterly Index review, unless due to a corporate event or early additions coinciding with the Quarterly Index Review or deletions that result from corrections to the RMZ eligible universe. Also, if an existing constituent of the US Investable Market 2500 Index changes its GICS classification to one of the eligible REIT Sub-Industries defined above, it may be considered for inclusion in the RMZ at the next index review.
(iii)	Ongoing Event-Related Changes

Corporate Events

In addition to the index maintenance described above, maintaining the RMZ also includes monitoring and completing adjustments for certain corporate events, including mergers and acquisitions, tender offers, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

Suspensions and Bankruptcies

MSCI will remove from the MSCI Equity Indices as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors, and companies that fail stock exchange listing requirements upon announcement of delisting.

MSCI will delete from the MSCI Equity Indices after 40 business days of suspension, where feasible, securities of companies facing financial difficulties (e.g., liquidity issues, debt repayment issues, companies under legal investigation, etc.) with at least two business days advance notice. Subsequently, if and when these securities resume normal trading, they may be considered as a potential addition to the MSCI Indices at the next scheduled Semi-Annual Index Review. In certain cases, when the financial situation of companies may not be transparent to the public, after 40 business days of suspension, MSCI may retain these companies in the indices and may evaluate them at a subsequent index review.

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Historical Information for the VNQ

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$64.98	$55.19	$62.39
June 30, 2008	$68.43	$58.21	$58.30
September 30, 2008	$64.97	$54.10	$60.77
December 31, 2008	$59.33	$24.21	$36.45
March 31, 2009	$36.37	$21.15	$24.28
June 30, 2009	$34.53	$24.15	$31.01
September 30, 2009	$44.28	$28.57	$41.52
December 31, 2009	$46.14	$38.54	$44.74
March 31, 2010	$49.80	$41.04	$48.82
June 30, 2010	$54.04	$46.26	$46.49
September 30, 2010	$54.63	$44.39	$52.08
December 31, 2010	$57.29	$52.03	$55.37
March 31, 2011	$59.86	$54.89	$58.49
June 30, 2011	$62.68	$57.39	$60.10
September 30, 2011	$63.18	$48.88	$50.87
December 30, 2011	$58.80	$48.47	$58.00
March 30, 2012	$63.62	$57.49	$63.61

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 29, 2012	$66.18	$60.57	$65.43
September 28, 2012	$68.76	$64.79	$64.97
December 31, 2012	$66.43	$62.06	$65.80
March 28, 2013	$70.53	$66.61	$70.53
June 28, 2013	$78.15	$65.68	$68.72
September 30, 2013	$72.55	$63.50	$66.16
December 31, 2013	$71.05	$64.20	$64.56
March 31, 2014	$71.79	$64.57	$70.62
June 30, 2014	$76.41	$70.47	$74.84
September 30, 2014	$77.92	$71.35	$71.85
December 31, 2014	$82.45	$71.79	$81.00
March 31, 2015	$88.65	$80.37	$84.07
June 30, 2015	$85.71	$74.69	$74.69
September 30, 2015	$80.73	$72.20	$75.54
December 31, 2015	$81.59	$75.91	$79.73
March 31, 2016	$83.80	$71.47	$83.80

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Supplemental Discussion of U.S. Federal Income Tax Consequences

The following is a general description of certain U.S. tax consequences relating to the Securities. It does not purport to be a complete analysis of all tax consequences relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE Securities SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE Securities ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE Securities, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

The following disclosure supplements and to the extent inconsistent supersedes (and should be read in conjunction with) the discussion of U.S. federal income taxation in the prospectus and product prospectus supplement. It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the prospectus.

Based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities as pre-paid cash-settled derivative contracts in respect of the Reference Asset for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. Holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities. In general, a U.S. Holder’s tax basis in the Securities will be equal to the price the holder paid for the Securities. Capital gain recognized by an individual U.S. Holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.

Potential Application of Section 1260 of the Internal Revenue Code. While the matter is not entirely clear, there exists a substantial risk that an investment in a Security is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a Security will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale or maturity). If an investment in a Security is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Security will be recharacterized as ordinary income. Unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) is treated as zero. To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Security.

Non-U.S. Holders. Recently finalized U.S. Treasury Department regulations provide that withholding on “dividend equivalent” payments, if any, will not apply to Securities issued before January 1, 2017.

Foreign Account Tax Compliance Act. The U.S. Treasury Department and the Internal Revenue Service have announced that withholding on foreign passthru payments will not be required with respect to payments made before the later of January 1, 2019, or the date of publication in the Federal Register of final regulations defining the term “foreign passthru payment.”

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Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed TD Securities (USA) LLC, an affiliate of TD, and Wells Fargo Securities, as the agents for the sale of the Securities. Pursuant to the terms of a distribution agreement, the Agents will purchase the Securities from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, including Wells Fargo Advisors, LLC (“WFA”), or will offer the Securities directly to investors. The Agents will receive a commission of up to $17.50 (17.50%) per $1,000 Principal Amount of the Securities and will use a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Securities, or will offer the Securities directly to investors. The Agents may resell the Securities to other registered broker-dealers at the public offering price less a concession not in excess of $15.00 (1.50%) per $1,000 Principal Amount of the Securities. In addition to the concession allowed to WFA, Wells Fargo Securities will pay $0.75 (0.075%) per $1,000 Principal Amount of the Securities of the agent’s discount to WFA as a distribution expense fee for each Security sold by WFA. The Agents or other registered broker-dealers will offer the Securities at the public offering price set forth on the cover page of this pricing supplement. Certain dealers who purchase the Securities for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The price for investors purchasing the Securities in these accounts may be as low as $982.50 (98.25%) per $1,000 Principal Amount of the Securities. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Securities, and TD will pay TDS a fee in connection with its role in the offer and sale of the Securities.

Delivery of the Securities will be made against payment for the Securities on April 5, 2016, which is the third (3rd) Business Day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus. For additional information as to the relationship between us and TD Securities (USA) LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the product prospectus supplement.

We may use this pricing supplement in the initial sale of the Securities. In addition, TD Securities (USA) LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Securities after their initial sale. If a purchaser buys the Securities from us or TD Securities (USA) LLC or another of our affiliates, this pricing supplement is being used in a market-making transaction unless we or TD Securities (USA) LLC or another of our affiliates informs such purchaser otherwise in the confirmation of sale.

Validity of the Securities

In the opinion of McCarthy Tétrault LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Securities, the Securities will have been validly executed and issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the Indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated August 1, 2014, which has been filed as Exhibit 5.2 to TD’s Form 6-K filed on August 1, 2014.

In the opinion of Morrison & Foerster LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the Securities, and the Securities have been issued and sold as contemplated by the product prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of TD, entitled to the benefits of the indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on TD and other sources as to certain factual matters, all as stated in the legal opinion of such counsel dated July 11, 2014, which has been filed as Exhibit 5.3 to TD’s registration statement relating to the Securities.

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Additional Information Regarding Our Estimated Value of the Securities

The final terms for the Securities are determined on the Pricing Date, based on prevailing market conditions on the Pricing Date, and are set forth in this pricing supplement.

Our internal pricing models, or pricing models of any third-parties with whom we enter into potential hedging transactions, take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Securities might have been lower if such valuation had been based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Pricing Date is less than the public offering price of the Securities. The difference between the public offering price of the Securities and our estimated value of the Securities results from several factors, including any sales commissions paid to TD Securities (USA) LLC or another affiliate of ours, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.

Our estimated value as of the Pricing Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which the Agents may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, the Agents or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Securities in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities which we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Additional Risk Factors” beginning on page P-6 of this pricing supplement.

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